Exhibit 99.1

FOR IMMEDIATE RELEASE

February 26, 2019	NYSE American – REI

RING ENERGY RELEASES FOURTH QUARTER AND TWELVE MONTH 2018 FINANCIAL AND OPERATIONAL RESULTS

Midland, TX. February 26, 2019 - Ring Energy, Inc. (NYSE American: REI) (“Ring”)(“Company”) announced today reserve information as of December 31, 2018 and financial results for the three months and twelve months ended December 31, 2018. Following is a summary of our approximate financial results:

•	Oil sales volume (Bbl)	4Q – 542,964	Year – 2,047,295
•	Gas sales volume (Mcf)	4Q – 418,165	Year – 1,311,727
•	Total sales volume (BOE)	4Q – 592,446	Year – 2,232,658

•	Average oil price received	4Q – $48.65	Year – $56.99
•	Average gas price received	4Q – $2.05	Year – $3.05
•	Average price per BOE received	4Q – $45.55	Year – $53.78

•	Revenues	4Q – $27.6MM	Year – $120.1MM
•	Net income (loss)	4Q – ($7.1MM)	Year – $9.0MM
•	Income (loss) per diluted share	4Q – (0.11)	Year – 0.15

•	Lease operating expense (LOE)	4Q – $8.2MM	Year - $27.8MM
•	LOE per barrel of oil equivalent (BOE)	4Q - $13.76	Year – $12.45
•	Depreciation, depletion & amortization	4Q - $10.6MM	Year - $ 39.6MM
•	Ceiling test impairment	4Q – $14.2MM	Year – $14.2MM
•	General and administrative (G&A)	4Q – $3.4MM	Year – $9.0MM
•	Stock based compensation included in G&A	4Q – 0.8MM	Year – $3.9MM
•	Realized loss on derivatives	4Q – $4.6MM	Year – $11.2MM
•	Unrealized gain on derivatives	4Q – ($6.4MM)	Year – $4.0MM

•	Earnings per diluted share without ceiling test, all derivative gain (loss) and stock base compensation	4Q – $0.07	Year – $0.47

•	Total capital expenditures for 2018 were approximately $214.7, which included $15.86 million for property acquisitions.
•	As of December 31, 2018, $39,500,000 was outstanding on the Company’s $750 million senior secured credit facility.

The Company announced today that its estimated total proved reserves of oil and natural gas as of December 31, 2018 increased 14.6% to 36.6 million barrels of oil equivalent (BOE), from 31.9 million BOE at year end 2017, and 21.5% when adjusted for 2018 oil and gas sales. Ring replaced 308% of production in 2018. The 2018 year-end proved reserves consisted of 27.8 million barrels of crude oil (76%) and 52.7 Bcf of natural gas (24%). Of the 36.6 million BOE of total proved reserves, 67% are proved developed and 33% are proved undeveloped. The proved developed reserves consist of proved developed producing (61%) and proved developed non-producing (6%).

The following table summarizes our total net proved reserves, pre-tax PV10 value and Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2018. All of our reserves are in the Permian Basin in the State of Texas.

	Oil (Bbl)	Gas (Mcf)	Total (Boe)	Pre-tax PV10 (In thousands)	Standardized Measure of Discounted Future Net Cash Flows (In thousands)

PDP	17,773,730	27,799,291	22,406,945	$362,870	$305,495
PDNP	1,432,318	4,614,156	2,201,344	41,764	35,160
PUD	8,603,700	20,352,251	11,995,742	136,942	115,290

Total Proved:	27,809,748	52,765,698	36,604,031	$541,576	$455,945

Mr. Kelly Hoffman, the Company’s Chief Executive Officer, commented, “2018 was another year of record growth for our company. While the year was full of many challenges, we continued to grow at a robust pace. We drilled 57 new horizontal wells and our production grew at over 60% from our 2017 levels. Our dedicated team has continued to look for accretive acquisitions which resulted in the purchase of 5,300 acres from the Carlyle Group. The acreage is around and contiguous to our core Central Basin Platform assets and represent over 50 additional horizontal drill sites in the heart of our “horizontal footprint”. We continue to search for other accretive acquisitions within our core areas We have always strived to maintain a strong balance sheet while continuing to focus on our main goals of increasing production and attaining cash flow neutral/positive as soon as possible in 2019.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2017, its Form 10-Q for the quarter ended September 30, 2018 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons, K M Financial, Inc. (702) 489-4447